EXHIBIT 23.1

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Packeteer, Inc.:

We consent to the incorporation herein by reference of our report dated January 21, 2004, relating to the consolidated balance sheets of Packeteer, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003, Annual Report on Form 10-K of Packeteer, Inc.

Our report contains an explanatory paragraph that refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets, effective January 1, 2002.

/s/ KPMG LLP

Mountain View, California
January 28, 2005